Exhibit 10.2
Amendment #10 to Lease
1. Parties.
This Amendment, dated as of November 24th, 2010, is between 400 Minuteman LLC (“Landlord”), and NaviSite, Inc. (“Tenant”).
2. Recitals.
     2.1 Landlord’s predecessor in interest, 400 Minuteman Limited Partnership, and Tenant entered into a lease, dated as of May 14, 1999, for space in the building at 400 Minuteman Road, Andover, Massachusetts (as now or hereafter amended or extended, the “Lease”). Unless otherwise defined, terms in this Amendment have the same meanings as those in the Lease.
     2.2 Tenant wishes to upgrade its Backup Power System primarily by increasing the capacity of its existing UPS system, and install a third electrical service to the Building (the “New Electrical Service”). While performing this work, Tenant will also locate temporary UPS Modules outside the Building in a roll-up trailer.
     2.3 To accomplish this, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:
3. Amendments.
     3.1 Definitions.
          (a) “Equipment” means the equipment specified in Project Scope attached as Exhibit A-10, the equipment specified in the Plans, and any additional equipment installed or used in connection with upgrades, modifications or installations’ to or for the Backup Power System or the New Electrical Service, including new UPS Modules, switchgear, power distribution equipment, transformers, all associated wiring, pipes, ducts and connectors, and all replacements.
          (b) “Temporary Equipment” means the temporary UPS Modules, the trailer in which they will be contained, the other equipment and items described in the Project Scope attached as Exhibit A-10 or the Plans as being temporary in nature, and any additional equipment installed or used in connection with temporary upgrades, modifications or installations to support the Backup Power System or the New Electrical Service, all associated wiring, pipes, ducts and connectors, and all replacements.
          (c) “Landscaping” means all screens, trees, shrubs and other plantings to be provided by Riverside Landscaping or another landscaping contractor approved by Landlord to screen and landscape around the Temporary Equipment, the new transformer, and any other equipment located outside the Building in a manner satisfactory to Landlord.
          (d) “Installation and Operation” means the installation, operation, maintenance, repair, replacement and removal of the Equipment and the Temporary Equipment (and all associated modifications to the Project or its Systems and Equipment that are required by applicable Laws or deemed advisable by Landlord), and the installation, maintenance, irrigation, replacement and removal of the Landscaping.

          (e) “Plans” means the plans, drawings and specifications listed in Exhibit B-10 and Exhibit C-10 attached, and any additional or modified plans, drawings and specifications specifically approved or required by Landlord in writing.
     3.2 Installation; Maintenance.
          (a) The parties understand that the attached Project Scope and Plans are preliminary, not final, and there will be modifications to those documents as this project proceeds. Accordingly, Landlord’s prior written approval will be required for: the Equipment and Temporary Equipment when finally specified; the final Plans; the final locations of the new transformer, the Temporary Equipment and other Equipment; and the manner in which the Installation and Operation is accomplished. Otherwise, the Installation and Operation will be performed diligently, in a good and workmanlike manner, and in accordance with the final approved Plans, applicable Laws, the Lease (including, without limitation, this Amendment and Section 13 of the Lease), and Landlord’s scheduling and coordination requirements. Landlord’s scheduling and coordination requirements may take into account, among other things, WSI Corporation’s scheduling and operating requirements (WSI Corporation is another Building tenant). Tenant will not alter or remove the Landscaping without Landlord’s prior written approval, but will remove any Landscaping on Landlord’s written request. All repairs and replacements will be at least equivalent to the originals in quality and capacity and, if applicable, in appearance.
          (b) Tenant understands that WSI Corporation uses its space “24/7” for critical functions, including national TV broadcasts, and that it also uses the Backup Power System. Thus, in addition to its other obligations, Tenant will ensure at its cost that the Installation and Operation do not disrupt or interfere with WSI Corporation’s operations, whether because of Backup Power System shutdowns or otherwise. This may require, for example, additional precautions that go beyond typical installations. (i) Landlord may hire H.F. Lenz and other professionals to review Tenant’s Plans and Project Scope, meet and consult with Tenant and Landlord, and inspect and supervise aspects of the Installation and Operation, and if so Tenant will pay reasonable out-of-pocket fees and expenses of H.F. Lenz and those other professionals within 30 days after invoices are submitted. Reviews, inspections, supervision, approvals, modifications or rejections of the Plans, any means or methods, or any other aspect of the Installation and Operation or the rest of this project by Landlord or its Affiliates or professionals are solely for Landlord’s benefit, will not be deemed a representation or warranty as to safety, efficacy, adequacy, effectiveness, compliance or other matters or a waiver of any of Tenant’s Liabilities, require Landlord to notify, act or respond in any manner, or permit Tenant or its Affiliates, clients or co-locators to make any claims against Landlord or its Affiliates or professionals (and all such claims are now irrevocably waived).
          (c) Tenant will be solely responsible at its cost for: the Equipment, the Temporary Equipment, the Landscaping, the Installation and Operation, and all required permits and approvals; and providing “as-built” plans to Landlord within 30 days after the Equipment and Temporary Equipment are installed. But Landlord reserves the right at Tenant’s cost and risk to perform any aspects of the Installation and Operation that affect the Building’s structure, tie into or affect the Building’s Systems and Equipment, are performed in the common areas, or involve the Landscaping. If Landlord exercises this right, Tenant will pay Landlord’s reasonable out-of-pocket costs incurred within 30 days after invoices are submitted.
          (d) Tenant will take all necessary steps to minimize any damage caused by or arising in connection with the Equipment, the Temporary Equipment, the Landscaping or the

Installation and Operation. Tenant will be solely responsible for any damage that occurs, and will promptly repair and restore such damage at its cost to Landlord’s reasonable satisfaction.
     3.3 Removal of Temporary Equipment. Tenant understands that Landlord considers the Temporary Equipment an eyesore that materially diminishes the Project’s and Minuteman Park’s value and attractiveness to other tenants, and so Landlord wants the Temporary Equipment removed as quickly as possible. Thus Tenant will remove the Temporary Equipment and any Landscaping specified by Landlord, repair any resulting damage and restore affected areas before the “Removal Date,” which is the date eight months after the trailer contained the temporary UPS Modules first appears at the Project. If there are unforeseen circumstances that cause delays which are out of NaviSite’s control, including without limitation, a delay in delivery of the permanent UPS by the manufacturer or delays created by NaviSite’s contractors, Tenant shall request in writing and Landlord shall approve an extension to ten months. The Removal Date is material to Landlord, and so if Tenant fails to remove, repair and restore as required, Tenant will pay Landlord the following amounts for each day thereafter until Tenant has done so (in addition to any other amounts owed by Tenant under the Lease): $1,000 per day for each of the first 30 days after the Removal Date; $2,000 per day for each of the next 30 days; $3,000 per day for each of the next 30 days; and $5,000 per day thereafter. (A partial day is deemed to be a “day” for these purposes.) Time is of the essence in this Amendment. These per diem amounts will be payable by Tenant weekly in arrears without further notice or bills, although Landlord may deliver further notices or bills if it wishes to. The parties understand that it would be difficult to precisely determine Landlord’s actual damages under these circumstances, so these per diem amounts are agreed to be a reasonable forecast of damages under the circumstances and not a penalty, and will be considered liquidated damages for Tenant’s failure to remove, repair and restore as described above as and when required.
     3.4 Liability. As a material inducement to Landlord: (a) Tenant and its Affiliates waive all claims against Landlord and its professionals and Affiliates in connection with the Equipment, the Temporary Equipment, the Landscaping and the Installation and Operation, or any of them, regardless of cause or fault (including, without limitation, Liabilities arising from or in connection with damage, breakage, defect or interruption of service, or Landlord’s gross negligence or willful misconduct); and (b) Tenant will indemnify Landlord and its professionals and Affiliates from all associated Liabilities (except for Liabilities directly caused by Landlord’s gross negligence or willful misconduct). Tenant specifically agrees that none of Landlord’s approvals, rejections or modifications will be considered negligence, gross negligence or willful misconduct of any type.
     3.5 Miscellaneous. All amounts owed by Tenant to Landlord will be considered additional rent under the Lease, however other than penalty fees (or other fees set forth herein) there are no contemplated fees to be paid to Landlord. Without limiting the generality of Section 3.2(a), Tenant’s contractors and subcontractors at all times will carry occurrence-based liability insurance in amounts and on policy forms reasonably satisfactory to Landlord in addition to all other insurance required by the Lease, name Landlord and its designees as additional insureds, and provide complying certificates of insurance before beginning work. Landlord’s rights and remedies are cumulative and not exclusive. Tenant agrees that Landlord has fully complied with its Lease obligations. This Amendment may be executed in counterparts, all of which together will constitute one agreement. This Amendment will not be construed for or against the drafter. The Lease is in full force and effect, and except as set forth in this Amendment it remains unchanged.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment #10 as of the date in Section 1 above.

NAVISITE, INC		400 MINUTEMAN LLC

By:	/s/ Jim Pluntze	By:	Minuteman Master LLC, Sole Member
Name: Jim Pluntze
	Title: CFO		By:	150 Minuteman Limited Partnership,
	Authorized Signature			Managing Member

				By:	Niuna-150 Minuteman, Inc.,
General Partner

					By:	/s/ Martin Spagat

Name: Martin Spagat Title: Vice President